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                                                                 Exhibit 10.11


                              EMPLOYMENT AGREEMENT

          This Agreement is made as of March 25, 1997, by and between DIAMOND WALNUT GROWERS, INC., acting through its Board of Directors, (hereinafter referred to as "Employer") and MICHAEL MENDES (hereinafter referred to as "Employee").

          Employer wishes to employ Michael Mendes, and Mr. Mendes is willing to accept such employment on a full-time basis upon the terms and conditions set forth in this Agreement.

          Accordingly, in consideration of the promises and mutual covenants contained in this Agreement and the consideration set forth below, Employer and Michael Mendes hereby agree as follows:

          1. Terms and Duties.

          1.1 Term of Employment. The employment of Employee under this Agreement shall be indefinite and is terminable as more particularly set forth in Article 5 "Termination."

          1.2 Location. Employee's location of employment shall be in Stockton, California.

          1.3 Position and Primary Responsibility. Employee shall serve as the Employer's President/Chief Executive Officer, subject to annual election by the Board of Directors. Employee's responsibilities may be changed at any time if the Employer believes, in its sole discretion, that such a change would be in its best interests. Employee shall report directly to the Employer's Board of Directors.

          1.4 Exclusivity. During the term of his employment, Employee shall devote his full time, attention, energies and best efforts exclusively to the performance of his duties for and on behalf of the Employer.

          2. Compensation.

          2.1 Base Salary. Employee shall receive a base salary of Sixteen Thousand Six Hundred Sixty-Seven Dollars ($16,667.00) per month.

          2.2 Incentive Compensation. Employee shall be eligible to be considered for incentive compensation as determined by the Board of Directors. Incentive compensation shall be based on specific performance criteria, which shall be established in writing by the Employer. Employee shall not be entitled to any incentive compensation of any kind for any anniversary year of employment which he does not complete in full.

          2.3 Payment. All compensation to Employee shall be paid in accordance with all relevant Employer directives, rules and regulations and cost accounting policies in effect from time to time and shall be subject to all applicable employment and withholding taxes. Employee shall be responsible for any taxes resulting from the determination that any portion of


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the benefits provided to Employee under this Agreement were to reimburse for personal as opposed to business expenses. Employee shall hold the Employer harmless for any complaints, claims or liabilities, including interest or penalties, arising from Employee's failure to pay any taxes owed by Employee.

          3. Other Employment Benefits.

          3.1 Commencing on March 25, 1997, Employee shall be provided with medical insurance under the Employer's Executive Medical Benefits plan.

          3.2 Employee shall be entitled to receive reimbursement for mileage expenses while using his personal vehicle for Employer business (excluding travel to and from his home and workplace).

          3.3 Subject to the maximum accrual limit set forth below, Employee will accrue for each full year of employment a total of four (4) weeks of paid time off. Paid time off will be accumulated as set forth in the Company's policies. However, in no event shall Employee accrue paid time off benefits in excess of eight (8) weeks. Once Employee has accrued eight (8) weeks of paid time off, further accrual shall cease until such time as Employee uses already accrued paid time off.

          4. Additional Obligations of Employee During and After Employment.

          4.1 Noncompetition. So long as Employee is employed by Employer, Employee will engage in no other business activities directly or indirectly which are or may be competitive or which might place Employee in a competing position to that of Employer or any affiliated or subsidiary company of Employer without the written consent of the Board of Directors of Employer.

          4.2 Records. All records, files, documents and the like, or abstracts, summaries or copies thereof, relating to the business of Employer or the business of any of Employer's subsidiary or affiliated companies, which Employer or Employee shall prepare or use or come into contract with, shall remain the sole property of Employer or the affiliated or subsidiary company, as the case may be, and shall not be removed from the premises without the written consent of Employer, and shall be promptly returned to Employer upon termination of employment.

          4.3 Customers of Employer. If Employee personally or through any employees or departments under Employee's direction has been responsible for and/or participated in any contracts, assignments, or follow-ons to such contracts or assignments for customers of Employer in the normal course of Employer's business, and/or if proposals to engage in such contracts and/or assignments have been submitted or actively solicited by Employer within two (2) years prior to the date of termination, Employee shall not solicit, provide services or information to, work for, provide consulting services to, or in any way be engaged by any such customer for a period of one (1) year after termination of employment hereunder. Employee understands, acknowledges, and agrees that such customers are developed and maintained by Employer through the use of confidential, proprietary, and/or trade secret information to which Employee may have access during his employment term.


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          4.4 Competitors of Employer. Employee acknowledges that he has acquired and will acquire knowledge regarding confidential, proprietary and/or trade secret information in the course of performing his responsibilities for Employer, and Employee further acknowledges that such knowledge and information is the sale and exclusive property of Employer. Employee recognizes that disclosure of such knowledge and information, or use of such knowledge and information, to or by a competitor could cause serious and irreparable harm to Employer. Employee therefore agrees that he shall not accept employment with, nor provide any form of service for, any company engaged in nut processing or related businesses either during his employment with Employer or within two (2) years after the termination of his employment with Employer.

          4.5 In addition to the remedies provided in Article 8 ("Arbitration"), Employer shall be entitled to equitable relief, including temporary and final injunctive relief, to enforce the terms of this Article 4 ("Additional Obligations of Employee During and After Employment").

          5. Termination.

          5.1 Termination of Employment by Employer. The Employer may terminate Employee's employment at any time with or without cause during the term of this Agreement.

          5.2 Termination of Employment by Employee. Employee may terminate his employment with the Employer at any time, with or without cause, during the term of this Agreement. However, Employee specifically agrees to provide a minimum of sixty (60) days' written notice to the Employer prior to terminating his employment. Employee shall be entitled to convert Company insurance plans in accordance with applicable federal and state laws upon such termination.

          5.3 Effect of Termination. Except as otherwise provided herein, termination of employment shall terminate all obligations of the Employer pursuant to this Agreement. Termination of employment shall result in immediate termination of Employee's employment term and of all obligations by the Employer to provide compensation and benefits.

          5.4 Severance Upon Termination by Employer. Employer shall not be required to provide any notice, or pay in lieu of notice, if Employer elects to terminate the employment of Employee. Except as provided below, in the event that the Employer terminates the employment of Employee, Employee shall be entitled to a severance package which shall entitle Employee to a maximum of twelve (12) months of salary continuation. The severance package will include continuation of the regular monthly base rate of compensation and continuation of health, dental and vision insurance benefits for the period set forth below or until such time as Employee secures new employment, whichever occurs sooner. The severance package shall also include outplacement services in an amount not to exceed Ten Thousand Dollars ($10,000.00). Employee shall not be entitled to any severance benefits if his employment is terminated by the Employer for Employee's willful breach of duty in the course of his employment, or in the case of his habitual neglect of his duty or continued incapacity to perform it, as determined by the Employer. The maximum value of the severance package shall be twelve (12) months.


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          6. Entire Agreement.

          6.1 This Agreement constitutes the entire understanding of the parties hereto and supersedes any and all prior agreements and understandings, whether oral or written, between the parties. This Agreement may be modified only by agreement in writing executed by Employee and Employer referring to the particular provisions hereof being modified. This Agreement may not be modified by any implied understanding or agreement, notwithstanding any statements or conduct of the parties occurring subsequent to the formation of this Agreement.

          7. Miscellaneous.

          7.1 Interpretation of this Agreement. This Agreement shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against either party hereto.

          7.2 Variation. Any variation in salary or conditions which may occur after the effective date of this Agreement shall not constitute a new agreement, but the terms and conditions of this Agreement, except as to such variation, shall continue in force.

          7.3 Unenforceability. The unenforceability or invalidity of any paragraph or subparagraph, or portion thereof, of this Agreement shall not affect the enforceability and validity of the balance of this Agreement.

          7.4 Collateral Documents. Each party hereto shall make, execute and deliver such other instruments or documents as may be reasonably required in order to effectuate the purposes of this Agreement.

          7.5 Written Policies and Procedures. The written policies and procedures of Employer, where not in contradiction to or superseded by this Agreement, as from time to time amended shall be binding upon and adhered to by Employee. Copies of said policies and procedures are available to Employee in the offices of Employer from time to time designated for such purpose, and Employee shall be responsible at all times to review said policies before acting on behalf of or as an agent of Employer; and Employee hereby acknowledges the duty to examine said policies and procedures in any case of doubt as to Employee's conduct, rights or obligations. Nothing in said written policies and procedures of Employer shall in any way be construed to alter, amend, or modify the "at will" nature of Employee's employment as described in Article 6 hereinabove.

          7.6 Notices. Any notices to be given hereunder to any party must be in writing and must be effected by personal delivery or by registered or certified mail, postage pre-paid with return receipt requested. Mailed notices shall be directed to the parties at the addresses appearing below. Each party may change his address by giving written notice in accordance with this section. Notices delivered personally shall be deemed communicated as of actual receipt; mailed notices shall be deemed communicated as of three (3) business days after deposit with the United States Postal Service.


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
EMPLOYER:                      EMPLOYEE:
--------                       --------
Diamond Walnut Growers, Inc.
1050 South Diamond Street
P.O. Box 1277
Stockton, California 95201

          7.7 Assignment. None of the obligations or duties or rights or benefits arising under this Agreement may be assigned or delegated by Employee, in whole or in part, without the prior written consent of the Employer.

          8. Arbitration.

          8.1 In the event there is any dispute arising out of Employee's employment with the Employer, the termination of that employment, or the terms of this Agreement, including without limitation any dispute involving allegations of breach of contract, breach of the covenant of good faith and fair dealing or employment discrimination under state or federal law, Employee and the Employer agree to submit such dispute(s) to final and binding arbitration pursuant to the provisions of the Federal Arbitration Act, or any successor or replacement statutes, upon a request submitted in writing to the other party within thirty (30) days of the date the dispute arose or the termination of Employee's employment, whichever occurs first. The failure to timely request arbitration shall constitute a complete waiver of all rights to raise any claims in any forum arising out of any dispute described herein. The limitations period set forth in this paragraph shall not be subject to tolling, equitable or otherwise.

          8.2 The parties agree that arbitration shall be the exclusive remedy for any dispute described above. The parties further agree that, except as specifically provided otherwise herein, in arbitration the exclusive remedy for any alleged violation of the terms, conditions or covenants of employment, including this Agreement, and for any harm alleged in connection with any dispute subject to arbitration hereunder shall be a money award not to exceed the amount of actual contract damages less any proper offset for mitigation of such damages, and the parties shall not be entitled to any other remedy at law or in equity including but not limited to other money damages, emotion distress damages, punitive damages, specific performance and/or injunctive relief.

          8.3 Prior to submitting any dispute to arbitration, the parties shall attempt in good faith to settle such dispute themselves. To that end, the parties agree that mediation shall be a necessary precondition to arbitration. Mediation shall be conducted by a neutral mediator mutually acceptable to the parties.

          8.4 In the event that either party seeks arbitration under this Agreement, the arbitrator shall be selected from a list of seven (7) names provided by the American Arbitration Association. The arbitrator shall be selected by the parties by alternately striking names from the list. The last name remaining on the list shall be the arbitrator selected to resolve the dispute.

          8.5 The arbitrator shall not have the power to alter, amend or modify any of the provisions of this Agreement. The arbitrator shall be authorized to exercise only the powers


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specifically enumerated by this Agreement and to decide the dispute in accordance with governing principles of law and equity.

          8.6 Each party shall bear its own costs and expenses in connection with any arbitration under this Agreement.

          8.7 Nothing contained in this Agreement shall be construed to abridge any of Employee's rights to seek workers' compensation benefits.

          IN WITNESS WHEREOF, the parties have executed this Agreement on the date set forth above.


                                           /s/ Michael J. Mendes         4/11/97
                                           -------------------------------------



                                           /s/ John J. Gilbert           4/15/97
                                           -------------------------------------
                                           ON BEHALF OF DIAMOND
                                           WALNUT GROWERS, INC.


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